Certain information (marked by brackets as "[***]") has been excluded from this exhibit because it is both not material and the registrant customarily and actually treats this type of information as private or confidential.

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated as of the 31st day of August, 2021.

AMONG:

BLENDER BITES INCORPORATED, a company existing under the laws of the Province of British Columbia and having an office located at Suite 2808, 1288 West Cordova Street, Vancouver, British Columbia V6C 3R3

(the "Company")

AND

THOSE SHAREHOLDERS OF THE COMPANY SET FORTH IN SCHEDULE "A" TO THIS AGREEMENT

(collectively the "Vendors")

AND

BALSAM TECHNOLOGIES CORP., a company existing under the laws of the Province of British Columbia and having an office located at Suite 1000, 409 Granville Street, Vancouver, British Columbia, V6C 1T2

(the "Purchaser")

WHEREAS:

A. The Company carries on the Business (as hereafter defined) and in connection therewith owns certain licenses, property, equipment, assets and product formulations;

B. The Vendors are the registered and beneficial owners of all of the right, title and interest in and to the Vendors Shares (as hereafter defined) which in the aggregate, represent all of the issued and outstanding Company Shares as of the date hereof; and

C. The Vendors have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Vendors, the right, title and interest in and to all of the Vendors Shares pursuant to the terms and conditions of this Agreement;

THEREFORE this Agreement witnesses that in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party hereto, the parties agree as follows:

1. Definitions and Interpretation

1.1 In this Agreement and in the Schedules and the recitals hereto, the following expressions will have the following meanings unless the context otherwise requires:

(a) "Adverse Interests" means any lien, charge, mortgage, hypothec, pledge, assignment, option, lease, sublease, right to possession, or other security interest, encumbrance or adverse right, restriction or interest of any nature or kind.

(b) "Applicable Law" means:

(i) any domestic or foreign statute, law (including common and civil law), code, ordinance, rule, regulation, restriction or bylaw; or

(ii) any judgment, order, ruling, decision, writ, decree, injunction or award,

of any governmental entity, statutory body or self-regulatory authority (including a stock exchange), to the extent that the same is legally binding on the person referred to in the context in which the term is used.

(c) "Applicable Securities Laws" means the securities legislation and regulations of each of the provinces and territories of Canada, and the instruments, policies, rules, orders, codes, notices and interpretation notes of the applicable Securities Authorities.

(d) "Assets" means all the assets, real and personal, tangible and intangible of the Company, including without limitation, the Corporate IP and Equipment, all as set out in Schedule "B" hereto.

(e) "Authorization" means, with respect to any person, any order, permit, approval, consent, waiver, licence, or similar authorization of any Governmental Authority having jurisdiction over the person.

(f) "Books and Records" means all books, records, papers and files of the Company or Purchaser, as applicable, including research and development records, sales and advertising materials, purchase and sales correspondence, trade association files, lists of customers and suppliers, personnel and employment records, personal information (as such term is defined under applicable privacy laws), accounting and financial records and the minute and share certificate books of the Company, in whatever form including electronic, digital and other computer-related media, and all copies, recordings and archives of the foregoing.

(g) "Business" means the business which, as of the date hereof, is currently carried on by the Company, consisting of, among other things, the production and sale of Blender Bites™, a premium organic line of frozen smoothie products.

(h) "Closing" means the completion of the purchase and sale of all of the Vendors Shares and other transactions contemplated in this Agreement in accordance with the terms and conditions of this Agreement.

(i) "Closing Date" means the date on which the Closing occurs, but in no event later than the Outside Date.

(j) "Company" means Blender Bites Incorporated, a corporation incorporated under the laws of the Province of British Columbia.

(k) "Company Financial Statements" means the audited financial statements of the Company for the financial year ended October 31, 2020.

(l) "Company Financing" means the non-brokered private placement of Company Warrants, at a price of $0.02 per Company Warrant, to be completed by the Company prior to the Closing.

(m) "Company Warrant" means the share purchase warrants of the Company entitling the holder thereof to acquire one (1) Company Share at a price of $1.00 for a period of twenty-four (24) months.

(n) "Company Shares" means the Class A common shares, the Class B common shares, and the Class C common shares in the capital of the Company.

(o) "Confidential Information" has the meaning ascribed thereto in Section 10.2 of this Agreement.

(p) "Consents" means all consents, approvals and other authorizations required to be obtained in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated herein.

(q) "Consideration Shares" means 11,773,580 Purchaser Shares issuable to the Vendors pursuant to the terms of this Agreement and in the amounts set forth in Schedule "A" hereto.

(r) "Consideration Warrants" means the (i) 10,000,000 common share purchase warrants of the Purchaser, issuable on substantially the same terms as the Company Warrants in exchange for the Company Warrants; or (ii) in the case of the Class C common shares, the meaning ascribed thereto in Section 3.2(m) and Schedule "A" of this Agreement.

(s) "Corporate IP" means all Intellectual Property that the Company owns or has the right to use that is necessary to conduct the Business.

(t) "Disclosure Documents" has the meaning ascribed thereto in Section 3.3(l) of this Agreement.

(u) "Environmental Law" means any and all laws relating to the protection of the environment including those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, release or disposal of any hazardous substance.

(v) "Equipment" means the equipment of the Company listed in Schedule "B" hereto.

(w) "Exchange" means the Canadian Securities Exchange.

(x) "Fee Shares" means the 2,000,000 Purchaser Shares issuable to certain arm's length third parties on Closing for introducing the parties.

(y) "Governmental Authority" means: (a) any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise); and (b) any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing.

(z) "Intellectual Property" means domestic and foreign intellectual property rights, including: (a) inventions, patents, applications for patents and reissues, divisions, continuations, re-examinations, renewals, extensions, and continuations-in-part of patents or patent applications; (b) copyrights, copyright registrations, and applications for copyright registration; (c) inventions (whether patentable or not), inventive ideas, discoveries, innovations, and developments; (d) designs and similar rights, design registrations, and design registration applications; (e) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade-mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; and (f) trade secrets, confidential information, and know-how.

(aa) "Interim Period" has the meaning ascribed thereto in Section 4.1 of this Agreement.

(bb) "Knowledge of the Company" means the knowledge of Joel Shacker, after due enquiry

(cc) "Knowledge of the Purchaser" means the knowledge of Chelsie Hodge, after due enquiry.

(dd) "Legal Proceeding" means any action, suit, claim, litigation, complaint, grievance, application, arbitration, inquiry, investigation, hearing or other civil, criminal, regulatory, or administrative proceeding or other similar proceeding, at law or in equity, before or by any court, agency, commission, tribunal, panel or other judicial, governmental or administrative body or authority and includes any appeal or review thereof and any application or leave for appeal or review.

(ee) "Material Adverse Effect" means an effect, change, event, occurrence, fact or circumstance that, individually or in the aggregate with another such effect, change, event, occurrence, fact or circumstance, is or would be reasonably expected to be material and adverse to the business, affairs, operations, property, assets, liabilities, financial condition, financial results, capital or prospects (financial or otherwise) of the Purchaser or the Company or which would be reasonably expected to prevent in any material respect, materially delay or materially impair the ability of the respective parties to complete the transactions contemplated by this Agreement and to otherwise consummate the transactions contemplated in this Agreement, except any such effect, change, event, occurrence, fact or circumstance to the extent resulting from or arising in connection with:

(i) any adoption, implementation, proposal or change in Applicable Law or any interpretation thereof by any governmental entity;

(ii) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in national or global financial or capital markets or in general economic, business, political, regulatory or market conditions;

(iii) any natural disaster;

(iv) the impact of the COVID-19 pandemic, including any general economic, business, political, regulatory, or market conditions; or

(v) the announcement of this Agreement or any transactions contemplated herein, or otherwise contemplated by or arising as a result of the terms of this Agreement;

provided, however, that with respect to clauses (ii), (iii), and (iv), such matter does not have a materially disproportionate effect on the Company or the Purchaser, as applicable and each taken as a whole, relative to other comparable companies and entities operating in the industries in which the Company and Purchaser operate.

(a) "Material Contract" means any contract that:

(i) involves or would result in the payment of money or money's worth by or to the Company in an amount in excess of $20,000 over the term of the contract;

(ii) has an unexpired term of more than one year (including renewals) which involves payment under that contract by or to the Company of more than $20,000 over the term of the contract;

(iii) cannot be terminated by the Company without penalty upon less than 30 days' notice; or

(iv) if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect on the Company or the Purchaser (on a consolidated basis), as applicable.

(ff) "Order" means any order, writ, judgment, ruling, decree, decision, directive, injunction or award of any competent judicial, governmental or administrative body or authority.

(gg) "Outside Date" means the close of business on September 30, 2021, or such other date as the Company and the Purchaser may mutually agree in writing.

(hh) "Purchaser" means Balsam Technologies Corp., a corporation existing under the laws of the Province of British Columbia.

(ii) "Purchaser Financial Statements" has the meaning ascribed thereto in Section 3.3(r) of this Agreement.

(jj) "Purchaser Financing" means the offering of Purchaser Receipts by the Purchaser, on a private placement basis, at a price of $1.00 per Purchaser Receipt for minimum gross proceeds of $2,000,000.

(kk) "Purchaser Receipts" means the subscription receipts of the Purchaser, offered in connection with the Purchaser Financing, each of which will automatically convert into one Purchaser Share immediately following the Closing.

(ll) "Purchaser Shares" means the common shares in the capital of the Purchaser, as presently constituted.

(mm) "Reporting Jurisdictions" has the meaning ascribed thereto in Section 3.3(b) of this Agreement.

(nn) "Securities Authorities" means the applicable securities commissions in the provinces and territories of Canada.

(oo) "SEDAR" means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators.

(pp) "Tax Act" has the meaning ascribed thereto in section 2.5 of this Agreement.

(qq) "Tax Returns" means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns, and reports and information returns and reports) filed or required to be filed in respect of Taxes.

(rr) "Taxes" means: (a) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies, and other charges or assessments of any kind whatsoever imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined, or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, licence, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal, health, employee health, payroll, workers' compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export and including all licence and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (b) all interest, penalties, fines, additions to tax, or other additional amounts imposed by any Governmental Authority on or in respect of amounts described in clause (a) above or this clause (b); (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of being a member of an affiliated, consolidated, combined, or unitary group for any period; and (d) any liability for the payment of any amounts described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other person or as a result of being a transferee or successor in interest to any party.

(ss) "TSXV" means the TSX Venture Exchange.

(tt) "U.S. Person" means a "U.S. Person" as that term is defined in Rule 902(k) of Regulation S under the U.S. Securities Act.

(uu) "U.S. Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(vv) "Vendors" means collectively, those shareholders of the Company set forth in Schedule "A" to this Agreement.

(ww) "Vendors Debt" all debt owing to the Vendors, or any affiliates of the Vendors, by the Company as at the Closing Date.

(xx) "Vendors Shares" means the Company Shares held by the Vendors at the Closing, in the amounts set forth in Schedule "A" hereto.

1.2 In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a) all references in this Agreement to "Articles", "Sections" and other subdivisions or Schedules are to the designated articles, sections or other subdivisions or Schedules of this Agreement;

(b) the division of this Agreement into Articles, Sections and other subdivisions and the use of headings are for convenience only and are not intended to define, interpret or limit the scope, extent or intent of this Agreement;

(c) the words "hereof", "hereto", "herein", "hereby", "herewith" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(d) the word "or" is not exclusive and the word "including" is not limiting (whether or not non-limiting language is used with reference thereto);

(e) the words "written" or "in writing" include printing, typewriting or any electronic means of communication capable of being visibly reproduced at the point of reception including telex, telegraph, telecopy, facsimile or e- mail;

(f) a "day" shall refer to a calendar day, and references to a "business day" shall refer to days on which banks are ordinarily open for business in Vancouver, British Columbia, other than a Saturday or a Sunday or statutory holiday in the Province of British Columbia; in calculating all time periods the first day of a period is not included and the last day is included, and if a date is or a time period ends on a day which is not a business day, such date will be extended and the time period will be deemed to expire on the next business day;

(g) all references to "$" or "dollars" are references to the lawful currency of Canada;

(h) any reference to a statute is a reference to the applicable statute and to any regulations made pursuant thereto and includes all amendments made thereto and in force from time to time and any statute or regulation that has the effect of supplementing or superseding such statute or regulation;

(i) words importing individuals include bodies corporate and other artificial entities, and vice versa; words importing gender include the other gender; words importing one form of body corporate or artificial entity include all other forms of bodies corporate or artificial entities; and words importing the singular includes the plural, and vice versa; and

(j) the rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the construction or interpretation of any of the terms and conditions of this Agreement.

2. Purchase and Sale

2.1 Subject to the terms and conditions of this Agreement, at the Closing, each Vendor shall sell, assign and transfer to the Purchaser, and the Purchaser shall purchase from each Vendor, all right, title and interest in and to their respective Vendors Shares (which in the aggregate, represent all of the issued and outstanding Company Shares), free and clear of all Adverse Interests.

2.2 In consideration for the Vendors Shares, on the Closing Date, the Purchaser shall issue the Consideration Shares to the Vendors in the amounts indicated in Schedule "A" hereto, and all Company Warrants shall be exchanged for Consideration Warrants.

2.3 The Vendors acknowledge that the Consideration Shares and the Consideration Warrants are being issued by the Purchaser in reliance upon exemptions from the registration and prospectus requirements of Applicable Securities Laws. The Vendors covenant to comply with Applicable Securities Laws with respect to any sale or transfer of the Consideration Shares. The Vendors further acknowledge that a portion of the Consideration Shares may be subject to escrow in accordance with the terms of National Policy 46-201 - Escrow for Initial Public Offerings to the extent required by the applicable policies of the Exchange.

2.4 The parties acknowledge and agree that the Fee Shares shall be payable by the Purchaser on the Closing.

2.5 The Purchaser agrees to make a joint election with the Vendors pursuant to section 85 of the Income Tax Act (Canada) (the "Tax Act") (or any similar provision of any provincial tax legislation) in accordance with the procedures and within the time limits set out in the Tax Act. The Purchaser further agrees that the agreed amounts under such joint election shall be determined by each of the Vendors in its sole discretion within the limits set out in the Tax Act. The Vendors shall be responsible for preparing the appropriate Tax election form. The Purchaser shall execute and return forthwith to the Vendors any such election, and the Purchaser shall not be responsible for reviewing or otherwise ensuring the proper completion of such election (other than the accuracy of particular information in respect of the Purchaser). The Vendors shall be solely responsible for filing such election in a timely manner with the appropriate Governmental Authority and paying interest, penalties and other costs that may be assessed against the Vendors or the Purchaser as a result of not filing such election within the prescribed time or the prescribed manner, as applicable. The Vendors and the Buyer shall provide reasonable cooperation to execute and file any amended elections, or other documents as reasonably determined to be necessary by the Vendors.

3. Representations and Warranties

3.1 Each of the Vendors represents and warrants, severally as to itself and not in respect of any other Vendor, and acknowledges that the Purchaser is relying on such representations and warranties, that as of the date of this Agreement and the Closing:

(a) it has the legal power and capacity and has taken all necessary action and has obtained all necessary approvals to enter into and execute this Agreement and to carry out its obligations hereunder;

(b) it has duly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with the Agreement's terms;

(c) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein by the Vendor will constitute or result in a breach of or default under, or create a state of facts which after notice or lapse of time or both will constitute or result in a breach of or default under, or will otherwise conflict with (i) any indenture, agreement or instrument to which it is a party or by which it is bound, or (ii) any Applicable Laws or orders, rulings or other judgments or decisions of a court or regulatory authority having jurisdiction over it;

(d) it is the registered holder and beneficial owner of all of the right, title and interest in and to its respective Vendors Shares as indicated in Schedule "A" hereto; it has good and marketable title to such Vendors Shares free and clear of all Adverse Interests;

(e) it holds no other shares in the capital of the Company other than such Vendors Shares; and it holds no right, privilege, option, warrant or agreement to purchase or otherwise acquire, directly or indirectly, any other shares in the capital of the Company;

(f) to its knowledge, no person has any right, privilege, option, warrant or agreement, contingent or otherwise, or any of the foregoing capable of become any right, privilege, option, warrant or agreement, to purchase or otherwise acquire, directly or indirectly, any of its respective Vendors Shares or any interest or entitlement therein (other than as provided by this Agreement);

(g) it is not a party to any unanimous shareholders agreement, escrow agreement, pooling agreement, voting trust or similar arrangements or obligations in respect of its respective Vendors Shares or any other securities of the Company; and

(h) none of the Vendors has any information or knowledge of any facts relating to the Company (including but not limited to the Vendors Shares, the Business or the assets of the Company) which if known to the Purchaser would or might reasonably be expected to deter the Purchaser from completing the transactions contemplated herein and hereby, and none of the foregoing representations and warranties and no documents furnished by or on behalf of the Vendors to the Purchaser in connection herewith or hereunder, contains any untrue statement of material fact or omits to state any material fact that the party knew or ought to have known is necessary to make any such representation or warranty not misleading to a prospective purchaser of the Vendors Shares seeking full information as to the Vendors Shares, the Company and its business and affairs.

3.2 The Company represents and warrants to the Purchaser and acknowledges that the Purchaser is relying on such representations and warranties, that as of the date of this Agreement and the Closing:

(a) the Company is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation;

(b) the Company has the corporate power and capacity and has taken all necessary corporate action and has obtained all necessary approvals to own its assets and to enter into and execute this Agreement and to carry out its obligations hereunder;

(c) the Company has duly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with the Agreement's terms except that (i) enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally; (ii) equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court; (iii) rights of indemnity and contribution hereunder may be limited under Applicable Law; and (iv) a court may stay proceedings before them by virtue of equitable or statutory powers;

(d) provided the conditions to Closing, as set out in Section 5.3 hereof, are satisfied, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will constitute or result in a breach of or default under, or create a state of facts which after notice or lapse of time or both will constitute or result in a breach of or default under, or will otherwise conflict with (i) any of the Company's constituting documents or any resolutions of its directors, shareholders or other stakeholders, (ii) any indenture, agreement or instrument to which the Company is a party or by which it is bound (or otherwise cause a forfeiture of rights or accelerate any performance required thereby), or (iii) any Applicable Laws or orders, rulings or other judgments or decisions of a court or regulatory authority having jurisdiction over the Company; in each case that may result in a Material Adverse Effect;

(e) the Company's authorized capital consists of 100,000 Class A common shares, 100,000 Class B common shares, an unlimited number of Class C common shares, an unlimited number of Class D preferred shares, an unlimited number of Class E preferred shares, and an unlimited number of Class F preferred shares, of which 100,000 Class A common shares, 90,000 Class B common shares and 273,580 Class C common shares are validly issued and outstanding as of the date hereof;

(f) all of the Company Shares are held by the Vendors in the proportions set out in Schedule "A" hereto; all of the issued and outstanding Company Shares are fully paid and non-assessable securities in the capital of the Company, and the Company has not made, declared or authorized any dividend or other distribution on the Company Shares or purchased or redeemed or agreed to purchase or redeem any of the Company Shares;

(g) as of the Closing Date, no person shall have any right, privilege, option, warrant or agreement, contingent or otherwise, or any of the foregoing capable of become any right, privilege, option, warrant or agreement, to purchase or otherwise acquire from the treasury of the Company, directly or indirectly, any Company Shares or any other shares in the capital of the Company, other than pursuant to this Agreement or in accordance with the Company Warrants;

(h) the Company is not a party to any unanimous shareholders agreement, escrow agreement, pooling agreement, voting trust or similar arrangements or obligations in respect of the Company Shares or any other securities of the Company;

(i) as of the Closing Date, the Company is the recorded and beneficial owner in and to all of the right, title and interest in and to the Assets currently held by the Company, and has good and marketable title thereto free and clear of any actual, pending, contingent or, to the Knowledge of the Company, threatened Adverse Interests, including without limitation any unregistered encumbrances and any Legal Proceeding challenging or adversely affecting title to or quiet and exclusive possession, use and enjoyment of those assets, and no person has any right, privilege, option or agreement, contingent or otherwise, or any of the foregoing capable of become any right, privilege, option or agreement, to purchase or otherwise acquire, directly or indirectly, any assets or any interest or entitlement therein;

(j) without limiting the foregoing, as of the Closing Date, the Company has the sole and exclusive right to use the Intellectual Property presently used by the Company in connection with the Business, free and clear, of any actual, pending, contingent or, to the Knowledge of the Company, threatened Adverse Interests including without limitation any Legal Proceeding challenging or adversely affecting its right to use any such intellectual property, and for greater certainty none of such Intellectual Property is licensed to any other person or, to the Knowledge of the Company, infringes any rights owned or held by any other person; no royalty payments, license fees or other charges are payable with respect to such Intellectual Property and no other person has made, threatened or otherwise has any grounds for any claim of any sort against the Company in respect of such Intellectual Property;

(k) the Company has not guaranteed or is otherwise not liable for the indemnification, assumption, endorsement or like commitment with respect to the debts, liabilities or obligations (contingent or otherwise) of any other person, except for indemnities of directors and officers and agreements entered into in the ordinary course of the business;

(l) all Taxes due and payable by the Company have been paid or provision made therefor in the Company Financial Statements except for where the failure to pay such Taxes would not result in a Material Adverse Effect for the Company. All Tax Returns, declarations, remittances and filings required to be filed by the Company have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading. To the Knowledge of the Company, no examination of any Tax Return of the Company is currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any Taxes that have been paid, or may be payable, by the Company. There are no agreements with any taxation authority providing for an extension of time for any assessment or reassessment of Taxes with respect to the Company;

(m) except for loans provided by Countryman Investments Inc. as of February 27, 2020, July 2, 2020, and February 5, 2021 for a total of $250,000 bearing interest at 8% (herein settled with the issuance of Class C common shares, which will be exchanged pro-rata for one common share and one-half of one common share purchase warrant, with each whole warrant exercisable into one additional common share at a price of $2.00 per share until August 31, 2023), and by DCM Holdings Inc. as of April 1, 2021 for $1,000,000 bearing interest at 5%, the Company has no outstanding debts or liabilities, other than those disclosed in the Company Financial Statements or incurred in the ordinary course subsequent to March 16, 2021;

(n) the Company has fulfilled all requirements under Applicable Laws with respect to all required deductions and withholding of amounts from any former employees and consultants and has remitted all such deductions and withheld amounts to the appropriate authorities at the prescribed times;

(o) the financial records of the Company are complete and accurate in all material respects and present fairly the financial condition, financial performance and cash flows of each of the Company as at the date and for the periods indicated therein;

(p) there are no actual, pending, contingent or, to the Knowledge of the Company, threatened Legal Proceedings which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company;

(q) to the Knowledge of the Company, no Legal Proceedings involving the Company which may operate to prevent or restrict trading of any securities of the Company or otherwise prevent or restrict the completion of the transactions contemplated herein are currently in progress, pending, contingent or threatened before any applicable securities regulatory authority or stock exchange;

(r) the Company is not insolvent under any Applicable Laws and there is no bankruptcy, liquidation, dissolution, winding-up or other similar proposal or proceeding or other Legal Proceeding in progress, pending, contingent or, to the Knowledge of the Company, threatened by or against the Company, before any judicial, governmental or administrative body or authority in respect of the foregoing, or in respect of any general assignment, arrangement or compromise with creditors or appointment of a receiver or manager with respect to any of its assets or execution or distress levied upon any of its assets;

(s) the Books and Records of the Company have been maintained in accordance with all applicable statutory requirements and are complete in all material respects, accurate and up-to-date in all material respects and contain and accurately record the business, operations, affairs, development and all financial transactions of the Company, and contain complete and accurate copies of its constating documents and all resolutions, minutes of meetings of its directors and shareholders;

(t) the Company has not entered into any agreement or arrangement, written or oral, that would entitle any person to any claim against the Company for a brokerage or finder fee, commission or other compensation, or any like payment, in respect of this Agreement and the transactions contemplated herein;

(u) the Company has all permits, licences, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, applicable Governmental Authorities that are required in order to permit it to carry the Business as presently conducted, except for such permits, licences, certificates, orders, filings, applications and registrations, the failure to have or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company, and all such permits, licences, certificates of authority, orders and approvals are in good standing in all material respects;

(v) the operations of the Company have been conducted in all material respects in compliance with all Applicable Laws of each jurisdiction in which the Company owns or leases property or assets or carries on business, in accordance with industry standards and otherwise in a good and workmanlike manner, and the Company has not received any notice of and the Company knows of no state of facts which would constitute or result in any such violation of any such laws;

(w) the inventories, if any, maintained by the Company have been accumulated for use or sale in the ordinary course of the business, and are in good and marketable condition, and the present levels of the inventories are consistent with the levels of inventories that have been maintained by the Company before the date of this Agreement in the ordinary course of the business in light of seasonal adjustments, market fluctuations and the requirements of customers of the business;

(x) with respect to Authorizations: (i) all Authorizations which are necessary for the Company to conduct its business as presently conducted have been obtained and are in full force and effect in accordance with their terms; (ii) the Company has complied with all such Authorizations and are not in breach or default under any such Authorizations; (iii) the Company has not received written, or to the Knowledge of the Company, other notice, of any alleged breach of or alleged default under any such Authorization or of any intention of any Governmental Authority to revoke or not renew any such Authorizations; and (iv) no proceedings are pending or, to the Knowledge of the Company, threatened which could reasonably be expected to result in the revocation of such Authorizations;

(y) there is no agreement, judgment, injunction, order, or decree binding upon the Company that has or would reasonably be expected to have the effect of prohibiting, restricting, or materially impairing any business practice of the Company or the conduct of business by the Company as currently conducted;

(z) with respect to Material Contracts: (i) each Material Contract is legal, valid, and binding and in full force and effect and is enforceable by the Company in accordance with its terms subject only to any limitation under bankruptcy, insolvency, or other Applicable Laws affecting the enforcement of creditors' rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction; (ii) the Company has performed the obligations required to be performed by it under each Material Contract; (iii) the Company is not in breach or default under any Material Contract nor does the Company have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default; (iv) as of the date of this Agreement, the Company has no knowledge of, and has not received any notice (whether written or oral) of, any breach, default, cancellation, termination, or non-renewal under any Material Contract by any party to a Material Contract; and (v) there is no requirement to obtain any consent, approval, or waiver of a party under any Material Contract in order to complete the transactions contemplated by this Agreement;

(aa) the Company owns, possesses, and has good and marketable title to all of its undertakings, property, and assets (whether owned or leased), reflected in the Company Financial Statements, free and clear of all Adverse Interests;

(bb) the financial records of the Company, as disclosed in the Company Financial Statements, are complete and accurate in all material respects and present fairly the financial condition, financial performance, and cash flows of the Company as at the date and for the periods indicated therein;

(cc) the undertakings, property, and assets of the Company comprise all of the undertakings, property, and assets necessary for the Company to carry on the Business as it is currently operated;

(dd) all facilities, machinery, equipment (including the Equipment), fixtures, and other tangible assets owned, leased, or used by the Company are in good operating condition and repair, ordinary wear and tear excepted, and are reasonably fit and usable for the purposes for which they are being used;

(ee) the Company has good and valid title to in all tangible personal property and other Assets;

(ff) no person has any right of first refusal, undertaking or commitment or any right or privilege capable of becoming such, to purchase, lease or acquire any of the Assets owned by the Company or any part thereof or interest therein;

(gg) to the Knowledge of the Company, the Assets are all in good working condition adequate for the purpose of carrying on the Business and contain no defects which could have or cause a Material Adverse Effect to the Company, the Business or the Assets;

(hh) the Company is in compliance with all Environmental Laws and has not received from any person any (i) notice or (ii) written request for information under Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing;

(ii) the Company has obtained and is in material compliance with all permits necessary for the ownership, lease, operation or use of the Assets of the Company and the operation of the Business;

(jj) the Company is not a party to a strategic alliance or co-operative agreement and the Company is not a partner, beneficiary, trustee, co-tenant, joint-venture or otherwise a participant in any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking and the Company has no significant investment interests in any business owned or controlled by any third party;

(kk) the Company has no subsidiaries; and

(ll) the Company has no equity ownership in any entity whatsoever.

3.3 The Purchaser represents and warrants to the Vendors and acknowledges that the Vendors are relying on such representations and warranties, that as of the date of this Agreement and the Closing:

(a) the Purchaser is duly formed, validly existing and in good standing under the laws of its jurisdictions of formation;

(b) the Purchaser is a reporting issuer not in default in the Provinces of British Columbia and Alberta (the "Reporting Jurisdictions"), and the Purchaser Shares are listed for trading on the NEX board, a division of the TSXV for issuers that have fallen below the TSXV's continued listed requirements;

(c) the Purchaser has the corporate power and capacity and has taken all necessary corporate action and has obtained all necessary approvals to own and lease its property and assets, to conduct its business as presently conducted, and to enter into and execute this Agreement and each additional agreement or instrument to be delivered pursuant to this Agreement and to perform its obligations hereunder and thereunder;

(d) the Purchaser has duly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with the Agreement's terms except that (i) enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally; (ii) equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court; (iii) rights of indemnity and contribution hereunder may be limited under Applicable Law; and (iv) a court may stay proceedings before them by virtue of equitable or statutory powers;

(e) the Consideration Shares and the Purchaser Shares issuable upon the exercise of the Consideration Warrants in accordance with their terms (i) will be issued by the Purchaser in reliance upon exemptions from the registration and prospectus requirements of Applicable Securities Laws, (ii) have been duly authorized and reserved for issuance and, upon issuance, will be validly issued as fully paid and non-assessable shares in the capital of the Purchaser, (iii) will not be subject to any contractual or other restrictions on transferability or voting, except as maybe imposed by the Exchange, (iv) upon due issuance to the Vendors, will be freely trading and listed for trading on the Exchange, except for any resale restrictions which maybe imposed by the Exchange (v) will not be issued in violation of the certificate of incorporation, charter, articles or other constating documents of the Purchaser, or any agreement, contract, covenant, undertaking, or commitment to which the Purchaser is a party or bound; and (vi) will not be subject to, and will not be issued in violation of, any pre-emptive rights, rights of first refusal or other similar rights;

(f) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will constitute or result in a breach of or default under, or create a state of facts which after notice or lapse of time or both will constitute or result in a breach of or default under, or will otherwise conflict with (i) any of the Purchaser's constituting documents or any resolutions of its directors, shareholders or other stakeholders, (ii) any indenture, agreement or instrument to which the Purchaser is a party or by which it is bound (or otherwise cause a forfeiture of rights or accelerate any performance required thereby), or (iii) any Applicable Laws or orders, rulings or other judgments or decisions of a court or regulatory authority having jurisdiction over the Company; in each case that may result in a Material Adverse Effect;

(g) the authorized capital of the Purchaser consists of an unlimited number of Purchaser Shares, of which, as of the date hereof, 11,499,863 Purchaser Shares are issued and outstanding as fully paid and non-assessable; as of the date hereof, 2,608,696 common share purchase warrants exercisable at a price of $0.31 until February 4, 2022, and no stock options are outstanding;

(h) as of the Closing Date, no person shall have any right, privilege, option, warrant or agreement, contingent or otherwise, or any of the foregoing capable of become any right, privilege, option, warrant or agreement, to purchase or otherwise acquire from the treasury of the Purchaser, directly or indirectly, any Purchaser Shares or any other shares in the capital of the Purchaser, other than with respect to the Purchaser Receipts, those convertible securities as set out in Section 3.3(g) and the Vendors' rights pursuant to this Agreement;

(i) the operations of the Purchaser have been conducted in all material respects in compliance with all Applicable Laws of each jurisdiction in which the Purchaser owns or leases property or assets or carries on business, in accordance with industry standards and otherwise in a good and workmanlike manner, and the Purchaser has not received any notice of and the Purchaser knows of no state of facts which would constitute or result in any such violation of any such laws;

(j) the Purchaser is not currently in default of any requirement of the Applicable Securities Laws;

(k) there is no "material fact" or "material change" (as those terms are defined in the Securities Act (British Columbia)) in the affairs of the Purchaser that has not been generally disclosed to the public;

(l) the Purchaser has filed all forms, reports, documents and information required to be filed by it, whether pursuant to Applicable Securities Laws or otherwise, with the applicable Securities Authorities (the "Disclosure Documents"). As of the time the Disclosure Documents were filed with the applicable Securities Authorities and on SEDAR (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (a) each of the Disclosure Documents complied in all material respects with the requirements of the Applicable Securities Laws; and (b) none of the Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(m) the Purchaser is in compliance in all material respects with all its disclosure obligations under Applicable Securities Laws and all documents filed by the Purchaser pursuant to such obligations are in compliance in all material respects with Applicable Securities Laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(n) as of the Closing Date, the Purchaser is the recorded and beneficial owner in and to all of the right, title and interest in and to the assets currently held by the Purchaser, and has good and marketable title thereto free and clear of any actual, pending, contingent or, to the Knowledge of the Purchaser, threatened Adverse Interests, including without limitation any unregistered encumbrances and any Legal Proceeding challenging or adversely affecting title to or quiet and exclusive possession, use and enjoyment of those assets, and no person has any right, privilege, option or agreement, contingent or otherwise, or any of the foregoing capable of become any right, privilege, option or agreement, to purchase or otherwise acquire, directly or indirectly, any assets or any interest or entitlement therein;

(o) there are no legal or governmental proceedings pending or, to the Knowledge of the Purchaser, contemplated or threatened, to which the Purchaser is a party or to which the property of the Purchaser is subject;

(p) there are no actual, pending, contingent or, to the Knowledge of the Purchaser, threatened Legal Proceedings which, individually or in the aggregate, may result in or could reasonably be expected to have a Material Adverse Effect on the Purchaser;

(q) to the Knowledge of the Purchaser, no Legal Proceedings involving the Purchaser which may operate to prevent or restrict trading of any securities of the Purchaser or otherwise prevent or restrict the completion of the transactions contemplated herein are currently in progress, pending, contingent or threatened before any applicable securities regulatory authority or stock exchange;

(r) the audited annual financial statements of the Purchaser as at September 30, 2020, and the notes thereto (collectively, the "Purchaser Financial Statements"), have been prepared in accordance with IFRS, present fairly, in all material respects, the financial position of the Purchaser as at such date, and do not omit to state any material fact that is required by IFRS or by Applicable Law to be stated or reflected therein or which is necessary to make the statements contained therein not misleading;

(s) the Purchaser has no outstanding material liability, whether direct, indirect, absolute or contingent or otherwise, which is not reflected in the Purchaser Financial Statements;

(t) the Purchaser has not guaranteed or is otherwise not liable for the indemnification, assumption, endorsement or like commitment with respect to the debts, liabilities or obligations (contingent or otherwise) of any other person, except for indemnities of directors and officers;

(u) all Taxes due and payable by the Purchaser have been paid or provision made therefor in the Purchaser Financial Statements except for where the failure to pay such Taxes would not result in a Material Adverse Effect for the Purchaser. All Tax Returns, declarations, remittances and filings required to be filed by the Purchaser have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading. To the Knowledge of the Purchaser, no examination of any Tax Return of the Purchaser is currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any Taxes that have been paid, or may be payable, by the Purchaser. There are no agreements with any taxation authority providing for an extension of time for any assessment or reassessment of Taxes with respect to the Purchaser;

(v) the Purchaser is not a party to any agreement nor to the Knowledge of the Purchaser is there any agreement, which in any manner affects the voting control of any of the securities of the Purchaser;

(w) the Purchaser is not insolvent under any Applicable Laws and there is no bankruptcy, liquidation, dissolution, winding-up or other similar proposal or proceeding or other Legal Proceeding in progress, pending, contingent or, to the Knowledge of the Purchaser, threatened by or against the Purchaser, before any judicial, governmental or administrative body or authority in respect of the foregoing, or in respect of any general assignment, arrangement or compromise with creditors or appointment of a receiver or manager with respect to any of its assets or execution or distress levied upon any of its assets;

(x) the Books and Records of the Purchaser have been maintained in accordance with all applicable statutory requirements and are complete in all material respects, accurate and up-to-date in all material respects and contain and accurately record the business, operations, affairs, development and all financial transactions of the Purchaser, and contain complete and accurate copies of its constating documents and all resolutions, minutes of meetings of its directors and shareholders;

(y) no person, firm or company acting or purporting to act at the request of the Purchaser is entitled to any brokerage or finder's fee in connection with the transactions contemplated herein;

(z) the Purchaser has all permits, licences, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, applicable Governmental Authorities that are required in order to permit it to carry on its business as presently conducted, except for such permits, licences, certificates, orders, filings, applications and registrations, the failure to have or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Purchaser, and all such all permits, licences, certificates of authority, orders and approvals are in good standing in all material respects;

(aa) with respect to Authorizations: (i) all Authorizations which are necessary for the Purchaser to conduct its business as presently conducted have been obtained and are in full force and effect in accordance with their terms; (ii) the Purchaser has complied with all such Authorizations and are not in breach or default under any such Authorizations; (iii) the Purchaser has not received written, or to the Knowledge of the Purchaser, other notice, of any alleged breach of or alleged default under any such Authorization or of any intention of any Governmental Authority to revoke or not renew any such Authorizations; and (iv) no proceedings are pending or, to the Knowledge of the Purchaser, threatened which could reasonably be expected to result in the revocation of such Authorizations; and

(bb) the corporate records of the Purchaser are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all Applicable Laws and with the constating documents of the Purchaser, and without limiting the generality of the foregoing: (i) the minute books contain complete and accurate minutes of all meetings of the directors (and any committee thereof) and shareholders of the Purchaser; (ii) such minute books contain all written resolutions passed by the directors (and any committee thereof) and shareholders of the Purchaser; (iii) the share certificate books, if any, the central securities register and register of transfers, and branch registers, of the Purchaser are complete and accurate, and all transfers of shares of the Purchaser reflected therein have been duly completed and approved; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers of the Purchaser were duly elected or appointed as the case may be.

4. Covenants of the Parties

4.1 During the period commencing on the date hereof and ending on the Closing or earlier termination of this Agreement (the "Interim Period"), each of the parties hereto shall, in good faith, use all commercially reasonable efforts to:

(a) conduct their business and affairs in a manner such that its respective representations and warranties made by it herein remain true prior to Closing, and to promptly notify the other parties should any representation and warranty made by it herein cease to be true;

(b) perform and observe the covenants made by it herein;

(c) fully cooperate with and assist the other parties in obtaining any required Consents; and

(d) perform and observe matters required to satisfy any other conditions precedent to the completion of the transactions contemplated by this Agreement.

4.2 During the Interim Period, the Company and the Vendors and their respective agents will not, nor will they permit any of their respective directors, officers, employees or agents (including without limitation, attorneys, accountants, financial advisors and investment bankers) to directly or indirectly solicit, discuss, encourage or accept any offer for the acquisition of the Company or the Business and/or the assets of the Company, whether as a primary or back-up offer, or take any other action with the intention or reasonably foreseeable effect of leading to any commitment or agreement for the acquisition of the Company or Business and/or the assets of the Company.

4.3 During the Interim Period, the Company shall:

(a) with the exception of the transactions contemplated herein, carry on its business only in the ordinary course, consistent with past practice;

(b) make all commercially reasonable efforts to preserve the goodwill of the Company and its relationships with customers, suppliers, and others having business dealings with the Company;

(c) not enter into any material transactions or incur any material liabilities or obligations without first obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld or delayed;

(d) not amend or otherwise change its constating documents;

(e) not take any action that would permit any Adverse Interest over any assets of the Company;

(f) not authorize, issue, sell, or transfer any share capital or other equity interests of the Company or any securities convertible into or exercisable or exchangeable for share capital or other equity interests of the Company, or adjust, split, or reclassify any share capital or other equity interests of the Company;

(g) not declare, set aside, make, or pay any dividend or other distribution (whether in cash, stock or other property) in respect of any share capital of the Company;

(h) continue in full force all of its material insurance policies;

(i) conduct its business, operations and affairs in compliance with all Applicable Laws and regulatory requirements;

(j) notify the Purchaser orally and promptly in writing of any material change as defined in the Securities Act (British Columbia) and any circumstance or development that is or would, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect; and

(k) apply for, maintain in good standing, and make all commercially reasonable efforts to renew all Authorizations.

4.4 During the Interim Period, the Purchaser shall:

(a) with the exception of the transactions contemplated herein, carry on its business only in the ordinary course, consistent with past practice;

(b) make all commercially reasonable efforts to preserve the goodwill of the Purchaser and its relationships with customers, suppliers, and others having business dealings with the Purchaser;

(c) not enter into any material transactions or incur any material liabilities or obligations without first obtaining the prior written consent of the Company, which consent will not be unreasonably withheld or delayed;

(d) not, nor will its permit any of its directors, officers, employees or agents (including without limitation, attorneys, accountants, financial advisors and investment bankers) to directly or indirectly solicit, discuss, encourage or accept any offer for the acquisition of the Purchaser or the business and/or the assets of the Purchaser, whether as a primary or back-up offer, or take any other action with the intention or reasonably foreseeable effect of leading to any commitment or agreement for the acquisition of the Purchaser or business and/or the assets of the Purchaser;

(e) not amend or otherwise change its constating documents;

(f) not take any action that would permit any Adverse Interest over any assets of the Purchaser;

(g) other than pursuant to the exercise of currently issued and outstanding convertible securities, not authorize, issue, sell, or transfer any share capital or other equity interests of the Purchaser or any securities convertible into or exercisable or exchangeable for share capital or other equity interests of the Purchaser, or adjust, split, or reclassify any share capital or other equity interests of the Purchaser;

(h) not declare, set aside, make, or pay any dividend or other distribution (whether in cash, stock or other property) in respect of any share capital of the Purchaser;

(i) continue in full force all of its material insurance policies;

(j) conduct its business, operations and affairs in compliance with all Applicable Laws and regulatory requirements;

(k) apply for, maintain in good standing, and make all commercially reasonable efforts to renew all Authorizations;

(l) notify the Company and the Vendors orally and promptly in writing of any material change as defined in the Securities Act (British Columbia) and any circumstance or development that is or would, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect; and

(m) fully cooperate with the Vendors to file tax elections, to the extent requested by the Vendors.

5. Conditions of Closing

5.1 The Vendors shall not be obligated to complete the sale of the Vendors Shares pursuant to this Agreement and the other transactions contemplated herein, unless each of the conditions listed below is satisfied, it being understood that the said conditions are included for the exclusive benefit of the Vendors:

(a) the representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects at the Closing, except those representations and warranties qualified by a materiality qualification which shall be true and correct in all respects;

(b) the covenants and conditions of the Purchaser to be performed and observed in this Agreement prior to or at Closing shall have been performed and observed;

(c) the receipt of any Consents contemplated by this Agreement or otherwise necessary for this Agreement and the completion of the transactions contemplated herein, including the conditional approval of the Exchange for the for the transaction contemplated herein and the listing of the Purchaser Shares on the Exchange following Closing, all in form and content and upon such conditions, if any, acceptable to the Company, and all such approvals being in full force and effect;

(d) during the Interim Period, there shall have been no event or change that has had or would be reasonably likely to have a Material Adverse Effect on the Purchaser;

(e) during the Interim Period, there shall have been no Order made or any Legal Proceedings commenced or threatened for the purpose, or which could have the effect, of preventing or restraining the completion of the transactions contemplated by this Agreement;

(f) the Purchaser Shares having been voluntarily delisted from the TSXV;

(g) the Purchaser having completed the Purchaser Financing for gross proceeds of not less than $2,000,000 and having sufficient working capital to meet the minimum listing requirements prescribed by the Exchange;

(h) the Purchaser having changed its name to "Blender Bites Limited", or such other name as is acceptable to the Purchaser and the Company;

(i) the current board of directors and management of the Purchaser having been reconstituted to include an equal number of nominees of the Company;

(j) the Purchaser shall not be on the list of defaulting issuers maintained by the Securities Authorities in the Reporting Jurisdictions; and

(k) no Securities Authority, the TSXV or any other competent authority, including any other Governmental Authority, shall have issued any order to cease or suspend trading or distribution of any securities of the Purchaser or shall have instituted or threatened the institution of any proceedings for that purpose nor shall any notice of investigation that could potentially result in an order to cease or suspend trading or distribution of any securities of the Purchaser have been commenced.

5.2 If any condition in Section 5.1 hereof has not been fulfilled or if any such condition is or becomes impossible to satisfy, other than as a result of the failure of the Vendors or the Company to comply with their obligations under this Agreement, then the Vendors may, without limiting any rights or remedies available to the Vendors at law or in equity, either:

(a) terminate this Agreement by notice to the Purchaser, as provided in Section 7.1(a); or

(b) waive compliance with any such condition without prejudice to its right of termination in the event of the non-fulfillment of any other condition for its benefit.

5.3 The Purchaser shall not be obligated to complete the purchase of the Vendors Shares pursuant to this Agreement and the other transactions contemplated herein, unless each of the conditions listed below is satisfied, it being understood that the said conditions are included for the exclusive benefit of the Purchaser:

(a) the representations and warranties of the Vendors and the Company in this Agreement shall be true and correct in all material respects at the Closing, except those representations and warranties qualified by a materiality qualification which shall be true and correct in all respects;

(b) the covenants and conditions of the Vendors and the Company to be performed and observed in this Agreement prior to or at Closing shall have been performed and observed in all material respects;

(c) the receipt of any Consents contemplated by this Agreement or otherwise necessary for this Agreement and the completion of the transactions contemplated herein, including the conditional approval of the Exchange for the for the transaction contemplated herein and the listing of the Purchaser Shares on the Exchange following Closing, all in form and content and upon such conditions, if any, acceptable to the Company, and all such approvals being in full force and effect;

(d) during the Interim Period, there shall have been no event or change that has had or would be reasonably likely to have a Material Adverse Effect on the Company;

(e) the Assets of the Company being free of all Adverse Interests, unless otherwise agreed by the Purchaser;

(f) the liabilities of the Company shall not exceed $250,000, excluding the loans described in 3.2(m) and costs incurred by the Company related to transactions contemplated by this Agreement, which shall not exceed $50,000;

(g) the Purchaser having received a comprehensive business plan and working capital budget for the Company for the twelve months following Closing, as are necessary in accordance with Exchange policies and in connection with the preparation of an Exchange Form 2A Listing Statement;

(h) the Purchaser having received the Company Financial Statements;

(i) Chelsie Hodge having entered into an escrow arrangement for 5,000,000 Consideration Shares in accordance with the policies of the Exchange;

(j) the Purchaser Shares having been voluntarily delisted from the TSXV;

(k) the Company having completed the Company Financing, there being no more than 10,000,000 Company Warrants outstanding, and the holders of the Company Warrants having agreed to exchange the Company Warrants for the Consideration Warrants;

(l) the Board of Directors of the Company shall have approved the transfer of the Vendors Shares contemplated in this Agreement, in accordance with the Articles of Incorporation of the Company; and

(m) during the Interim Period, there shall have been no Order made or any Legal Proceedings commenced or threatened for the purpose, or which could have the effect, of preventing or restraining the completion of the transactions contemplated by this Agreement.

5.4 If any condition in Section 5.3 hereof has not been fulfilled or if any such condition is or becomes impossible to satisfy, other than as a result of the failure of the Purchaser to comply with its obligations under this Agreement, then the Purchaser may, without limiting any rights or remedies available to the Purchaser at law or in equity, either:

(a) terminate this Agreement by notice to the Company as provided in Section 7.1(a); or

(b) waive compliance with any such condition without prejudice to its right of termination in the event of the non-fulfillment of any other condition for its benefit.

6. Closing

6.1 The Closing shall take place electronically, at such time and date as may be agreed by the parties, such agreement not to be unreasonably withheld.

6.2 At Closing, the Vendors and the Company shall deliver or cause to be delivered to the Purchaser the following documents:

(a) a certificate of a senior officer of the Company (without personal liability) dated as of Closing certifying that the representations and warranties of the Company contained herein are true and correct in all material respects as of Closing, except those representations and warranties qualified by a materially qualification which shall be true and correct in all respects, and that the covenants and conditions of the Company to be performed prior to or at Closing have been performed and observed in all material respects;

(b) copies of the consent to act and resolutions of the Company authorizing the appointment of individuals to the board of the directors to the Company, as may be agreed by the parties as at the Closing;

(c) certified copy of the resolutions of the Company authorizing this Agreement and the transactions contemplated herein and hereby;

(d) the minute books of the Company and all corporate, financial, legal and technical files, records and data of the Company related to the Business;

(e) certificates representing the Vendors Shares owned by the Vendors duly endorsed for transfer to the Purchaser or accompanied by a stock transfer power of attorney;

(f) a certificate representing the Vendors Shares, duly registered in the name of the Purchaser; and

(g) such other documents and instruments in connection with the Closing as may be reasonably requested by the Purchaser.

6.3 At Closing, the Purchaser shall deliver or cause to be delivered to the Vendors the following documents:

(a) a certificate of a senior officer of the Purchaser (without personal liability) dated as of Closing certifying that the representations and warranties of the Purchaser contained herein are true and correct in all material respects as of Closing, except those representations and warranties qualified by a materially qualification which shall be true and correct in all respects, and that the covenants and conditions of the Purchaser to be performed prior to or at Closing have been performed and observed in all material respects;

(b) certified copy of the resolutions of the Purchaser authorizing this Agreement and the transactions contemplated herein and hereby; and

(c) DRS evidencing the Consideration Shares duly registered in accordance with Schedule "A" hereto or as the Vendors may otherwise direct in writing and certificates evidencing the Consideration Warrants duly registered to the holders of the Company Warrants.

7. Termination

7.1 This Agreement may be terminated by the mutual consent of the parties or in the following circumstances by written notice given by the terminating party to the other parties hereto:

(a) by either the Company, the Vendors or the Purchaser if the Closing has not occurred on or before the Outside Date unless, in the case of the Purchaser, any action of Purchaser or such Purchaser's breach of this Agreement results in the failure of the Closing to occur by such date or, in the case of the Company, any action of the Company or the Vendors or the Company's or the Vendors' breach of this Agreement results in the failure to close by such date;

(b) by the Company if the Purchaser is in default of any covenant on its part to be performed hereunder, the Company or Vendors have given written notice to the Purchaser of such default, and the Purchaser has not proceeded to cure such default within fourteen (14) days of such notice and thereafter proceeded in good faith to diligently cure such default to the Vendors' reasonable satisfaction provided that in any case such default shall be cured within thirty (30) days after such notice (or such longer period as may be reasonably required to cure the default given the nature or circumstances thereof); and

(c) by the Purchaser if any of the Vendors or the Company is in default of any covenant on its part to be performed hereunder, the Purchaser has given written notice to the Vendors and the Company of such default, and the Vendor in default and/or the Company has not proceeded to cure such default within fourteen (14) days of such notice and thereafter proceeded in good faith to diligently cure such default to the Purchaser's reasonable satisfaction provided that in any case such default shall be cured within thirty (30) days after such notice (or such longer period as may be reasonably required to cure the default given the nature or circumstances thereof).

7.2 Upon termination of this Agreement, each party hereto shall be released from all obligations under this Agreement, except this Section 7.2 and Sections 1, 9, 10 and 12, which provisions shall survive such termination. Each party's right of termination is in addition to and not in derogation or limitation of any other rights, claims, causes of action or other remedy that such party may have under this Agreement or otherwise at law or in equity with respect to such termination and any misrepresentation, breach of covenant or indemnity contained herein.

8. Notices

8.1 Any notice, communication, instrument or document required or permitted to be given under this Agreement shall be in writing and may be given by personal delivery, pre-paid, certified or registered mail, or by telecommunication, facsimile, email or other similar form of communication (in each case with electronic confirmed receipt), addressed as follows:

(a) If to the Company or the Vendors at:

Blender Bites Incorporated

Suite 2808, 1288 West Cordova Street

Vancouver, British Columbia, V6C 3R3

Attention: Chelsie Hodge

Email: chelsie@blenderbites.com

With a copy to:

McMillan LLP

Suite 1500, 1055 West Georgia Street

Vancouver, British Columbia, V6E 4N7

Attention: Desmond M. Balakrishnan

Email: desmond.balakrishnan@mcmillan.ca

(b) If to the Purchaser at:

Balsam Technologies Corp.

Suite 1000, 409 Granville Street

Vancouver, British Columbia V6C 1T2

Attention: Joel Shacker, Chief Executive Officer

Email: jshacker@winchestersecurities.com

With a copy to:

Cassels Brock & Blackwell LLP

Suite 2200, HSBC Building

885 West Georgia Street

Vancouver, British Columbia V6C 3E8

Attention: Sam Cole

Email: scole@cassels.com

and such shall be deemed to have been given (i) if effected by personal delivery, or telecommunication, facsimile or other similar form of communication (with electronic confirmed receipt), at the time of delivery or electronic confirmed receipt unless such occurs after the recipient's customary business hours in which case it shall be deemed to have been given on the next business day; and (ii) if effected by mail, on the fourth business day after mailing excluding all days on which postal service is disrupted.

8.2 A party may at any time in the above manner give notice to the other parties of any change of address and after the giving of such notice the address or addresses specified will be the address of such party for the purpose of giving notice hereunder.

9. Expenses

9.1 Each of the parties hereto shall bear all expenses incurred by such party in connection with the preparation and fulfillment of this Agreement, including but not limited to the fees and expenses of their legal counsel, accountants, financial, tax and investment advisors, brokers and finders.

10. Public Announcement; Disclosure and Confidentiality

10.1 Unless and until the transactions contemplated in this Agreement will have been completed, none of the parties shall make any public announcement concerning this Agreement or the matters contemplated herein, their discussions or any other memoranda, letters or agreements between them relating to the matters contemplated herein without the prior consent of the other parties, which consent shall not be unreasonably withheld, provided that no party shall be prevented from making any disclosure which is required to be made by law or any rules of a stock exchange or similar organization to which it is bound.

10.2 All information provided to or received by the parties hereunder shall be treated as confidential ("Confidential Information"). Subject to the provisions of this Section 10.2, no Confidential Information shall be disclosed by any party hereto without the prior written consent of the others, but such consent in respect of the reporting of factual data shall not be unreasonably withheld. The consent required by this Section 10.2 shall not apply to a disclosure to: (a) comply with any Applicable Laws, stock exchange rules or a regulatory authority having jurisdiction; (b) a director, officer or employee of a party; (c) an affiliate of a party; (d) a consultant, contractor or subcontractor of a party that has a bona fide need to be informed; or (e) any third party to whom the disclosing party may assign any of its rights under this Agreement; provided, however, that in the case of subsection (e) the third party or parties, as the case may be, agree to maintain in confidence any of the Confidential Information so disclosed to them. Each party acknowledges that the foregoing confidentiality provisions apply to all of its affiliates, officers, directors, employees, agents, consultants, advisors or representatives (collectively, the "Representatives") and agrees that it will be responsible for any breach of the foregoing confidentiality provisions by such Representatives.

10.3 The obligations of confidence and prohibitions against use of Confidential Information under this Agreement shall not apply to information that the disclosing party can show by reasonable documentary evidence or otherwise: (a) as of the date of this Agreement, was in the public domain; (b) after the date of this Agreement, was published or otherwise became part of the public domain through no fault of the disclosing party or an affiliate thereof (but only after, and only to the extent that, it is published or otherwise becomes part of the public domain); or (c) was information that the disclosing party or its affiliates were required to disclose pursuant to the order of any governmental or judicial authority

11. Reporting and Consent

11.1 The Vendors expressly consent and agree to:

(a) the Purchaser collecting personal information regarding such Vendors for the purpose of completing the transactions contemplated by this Agreement; and

(b) the Purchaser releasing personal information regarding such Vendors and this Agreement, including such Vendors' name, residential address, telephone number, email address, registration and delivery instructions, and the number of Consideration Shares and Consideration Warrants received, to securities regulatory authorities in compliance with Applicable Laws, to other authorities as required by law and to the registrar and transfer agent of the Purchaser for the purpose of arranging for the preparation of the certificates representing the Consideration Shares and Consideration Warrants in connection with the transactions contemplated in this Agreement.

The purpose of the collection of the information is to ensure the Purchaser and its advisors will be able to issue the Consideration Shares and the Consideration Warrants to the Vendors in accordance with the instructions of the applicable Vendors and in compliance with applicable corporate, securities, and other laws, and to obtain the information required to be provided in documents required to be filed with securities regulatory authorities under Applicable Laws and with other authorities as required, which may include their public disclosure of such information. The Vendors further expressly consent and agree to the collection, use, and disclosure of all such personal information by securities regulatory authorities and other authorities in accordance with their requirements, including but not limited to the publishing or making available to the public of such information and the provision of such information to third party service providers for their collection, use, and disclosure from time to time.

The contact information for the officer of the Purchaser who can answer questions about the collection of information by the Purchaser is as follows:

Name and Title:	Joel Shacker, Chief Executive Officer
Purchaser Name:	Balsam Technologies Corp.
Address:	Suite 1000, 409 Granville Street
Vancouver, British Columbia, V6C 1T2
Email Address:	jshacker@winchestersecurities.com

12. Independent Legal Advice

12.1 Each of the Vendors acknowledge and agree that counsel to the Company is acting solely for the Company and not for the Vendors. The Vendors have been advised to seek independent legal advice before signing this Agreement and by signing this Agreement, the Vendors each represent that he/she/it had an opportunity to obtain such advice.

13. General

13.1 This Agreement (including the Schedules thereto) constitutes the entire agreement among the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise among the parties with respect to the subject matter herein. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

13.2 The parties shall from time to time prior to or after Closing execute and deliver any and all such instruments and other documents and perform any and all such acts and other things as may be necessary or desirable to carry out the intent of this Agreement.

13.3 Any amendments hereto or waivers in respect hereof shall only be effective if made in writing and executed by the parties thereto. No waiver shall constitute a waiver of any other provision or act as a continuing waiver unless such is expressly provided for.

13.4 Time is of the essence of this Agreement. Any failure to exercise any rights provided for hereunder shall not, in the absence of a waiver in accordance with the terms hereof, affect the subsequent enforcement of such right.

13.5 The invalidity or unenforceability of any provision hereof shall not affect or impair the validity or enforceability of the remainder of the Agreement or any other provision hereof. In the event that any provision hereof is invalid or unenforceable in a given jurisdiction, that shall not affect the validity or enforceability of the provision in any other jurisdiction. The courts shall have the power to modify this Agreement, in a manner consistent with the intent of the parties, in order to limit the application of any such offensive provision to the maximum extent permitted by law.

13.6 This Agreement and any rights herein or hereto shall not be assigned or otherwise transferred by any party hereto without the express written consent of the other parties hereto. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13.7 This Agreement shall be exclusively governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable therein. For the purposes of all legal proceedings, this Agreement shall be deemed to have been made and performed in British Columbia, and the parties hereby irrevocably agree that the courts of British Columbia shall have exclusive jurisdiction to entertain any action arising under this Agreement.

13.8 This Agreement may be executed and delivered in two or more counterparts and by facsimile and by electronic delivery. Each such counterpart, facsimile and electronically delivered copy shall be deemed to form one and the same and an originally executed instrument, bearing the date set forth on the face page hereof notwithstanding the date of execution or delivery.

[Signature page follows.]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

BALSAM TECHNOLOGIES CORP.		BLENDER BITES INCORPORATED

Per:	"Joel Shacker"	Per:	"Chelsie Hodge"
	Authorized Signatory		Authorized Signatory

Signature Pages of Vendors to follow

A-1

SCHEDULE "A"

to the share purchase agreement

LIST OF VENDORS SHAREHOLDERS

Shareholder Registration	Number and Class of Company Shares Held	Number of Consideration Shares	Number of Consideration Warrants
Chelsie Hodge	[***]	5,000,079	Nil
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

TOTAL	463,580	11,773,580	136,790

- B-2 -

SCHEDULE “B”

EQUIPMENT

[***]

CORPORATE IP

N/A

LEGAL_36159313.13